Exhibit 99.1

NEWS RELEASE

July 27, 2011

NASDAQ OMX CONTINUES TO DELIVER RECORD EARNINGS

REPORTS STRONG SECOND QUARTER 2011 RESULTS

- NON-GAAP DILUTED EPS OF $0.62 REPRESENTS 19% INCREASE OVER Q210 RESULTS -

New York, N.Y.—The NASDAQ OMX Group, Inc. (“NASDAQ OMX®”; NASDAQ: NDAQ) reported strong results for the second quarter of 2011. Net income attributable to NASDAQ OMX for the second quarter of 2011 was $92 million, or $0.51 per diluted share, compared with $104 million, or $0.57 per diluted share, in the first quarter of 2011, and $96 million, or $0.46 per diluted share, in the second quarter of 2010.

Included in the second quarter of 2011 results are $29 million of expenses associated with merger and strategic initiatives.

Financial Highlights:

•	Net exchange revenues were $416 million, a 7% increase over Q210 results.
•	Non-GAAP operating income was $187 million with an operating margin of 45%.
•	Non-GAAP net income was $112 million, up from $108 million in the prior year quarter.
•	Non-GAAP diluted EPS increased to $0.62, or 19% over Q210 results.
•	GAAP diluted EPS increased to $0.51, up $0.05 from $0.46 in the second quarter of 2010.

Summary of Non-GAAP Results[1]
($ millions, except EPS)	Q211	Q111	Q210
Net Exchange Revenues[2]	$416	$415	$390
Total Operating Expenses	229	223	207
Operating Income	187	192	183
Net Income	112	110	108
Diluted Earnings Per Share	$0.62	$0.61	$0.52
1. A complete reconciliation of GAAP to non-GAAP results is included in the attached tables. 2. Represents revenues less transaction rebates, brokerage, clearance and exchange fees.

Bob Greifeld, Chief Executive Officer and President, NASDAQ OMX said:

“NASDAQ OMX continues to deliver record earnings growth, proving the resiliency of our business model. This was accomplished with the strength of our top line as net revenues grew for the third consecutive quarter and are up 11% for the first half of the year when compared to the same period last year. With a sharp eye on execution we’ve achieved double digit growth in net revenues during a time when ongoing economic uncertainty has created a challenging environment for many of our volume related businesses. We are confident in our ability to continue growing the business organically and to effectively leverage the success which is borne out by our record financial performance.”

Business Highlights

U.S. Transaction Services

•

NASDAQ OMX continued its success in U.S. equity options as it was again number one in market share during the second quarter of 2011, the fourth consecutive quarter that it achieved this distinction. Contracts traded increased by 15% when compared to the second quarter of 2010.

•

The NASDAQ Closing Cross continued to perform exceptionally well during periods of high activity. Early in the quarter it was used for the special rebalance of the NASDAQ-100 Index® (Nasdaq:NDX), during which a total of 329.2 million shares representing $12.7 billion were executed in 779 milliseconds. And, in June, it was also used for the eighth consecutive year to reconfigure the entire family of U.S. Russell indexes during their annual reconstitution. In 1.1 seconds the NASDAQ Closing Cross executed approximately 750.8 million shares representing $10.6 billion across some 2,298 NASDAQ-listed stocks.

European Transaction Services

•

NASDAQ OMX successfully rolled out bond trading on Genium INET for five of its Nordic and Baltic markets, moving all fixed income activity onto one unified platform. With over 5,000 listed bonds, NASDAQ OMX is the central marketplace for fixed income activities in the Nordic and Baltic regions.

•

Witnessed increases in derivative contract trading at N2EX, NASDAQ OMX’s UK power market. Volume in the second quarter of 2011 reached 680 gigawatt hours (“GWh”), up from 52 GWhs in the first quarter of 2011. Membership in the market also continues to grow, with 8 members having joined the derivatives market and 31 members in the physical market.

Issuer Services

•

Realized continued success in Corporate Solutions as revenues have grown 21% when compared to the second quarter of 2010. Recent product launches include SocialStream and QTarget. SocialStream is the first social media aggregator for corporate websites and provides users with the ability to control and aggregate all outbound corporate messaging into one, comprehensive location. QTarget is an investor-focused resource that was developed to better assist companies in prioritizing their investor outreach efforts, and is the only product on the market with an online module featuring a qualitative investor assessment.

•

NASDAQ OMX welcomed 30 initial public offerings during the quarter, including Yandex N.V., which raised over $1.3 billion in proceeds. Yandex N.V. is one of the largest IPOs this year and is the largest information technology IPO since Google in 2005. Other notable IPOs this quarter were Zipcar and HomeAway.

Market Technology

•

SIX Swiss Exchange announced that it has extended its contract with NASDAQ OMX and will upgrade its existing SWXess equities trading platform with NASDAQ OMX’s X-stream INET technology. The system upgrade will enable significant latency and throughput advantages for the SIX Swiss Exchange and its trading members in all asset classes. X-stream INET represents the latest commercial exchange technology offering from

The NASDAQ OMX Group, Inc.	2

NASDAQ OMX and successfully combines NASDAQ OMX’s world leading INET technology with the proven X-stream platform, resulting in one of the most efficient and scalable trading platforms in the world.

Operating Highlights

U.S. Cash Equities

•

Total matched market share of U.S. cash equities was 22.0% in the second quarter of 2011, with NASDAQ matching 18.9%, NASDAQ OMX BX (“BX”) matching 2.0% and NASDAQ OMX PSX (“PSX”) matching 1.1%. Total matched market share was 19.2% in the first quarter of 2011 (NASDAQ: 16.5%; BX: 1.8%; PSX 0.9%) and 22.8% in the second quarter of 2010 (NASDAQ: 19.0%; BX: 3.8%). Total matched share volume was 99.7 billion shares in the second quarter of 2011, compared with 94.8 billion shares in the first quarter of 2011 and 147.9 billion shares in the second quarter of 2010.

European Cash Equities

•

Total average daily volume was 320 thousand trades in the second quarter of 2011, compared with 339 thousand in the first quarter of 2011 and 325 thousand in the second quarter of 2010. Total average daily value traded was $4.0 billion in the second quarter of 2011, compared with $4.1 billion in the first quarter of 2011 and $3.7 billion in the second quarter of 2010.

U.S. Options

•

Total market share of U.S. equity options was 28.9% in the second quarter of 2011, with PHLX matching 24.3% and NOM matching 4.6%. Total market share of U.S. equity options was 28.7% in the first quarter of 2011 (PHLX: 23.5%; NOM: 5.2%) and 25.1% in the second quarter of 2010 (PHLX: 21.7%; NOM: 3.4%). Total industry average daily volume was 15.8 million contracts in the second quarter of 2011, compared with 17.3 million contracts in the first quarter of 2011 and 15.7 million contracts in the second quarter of 2010.

European Derivatives

•

In the second quarter of 2011, the average daily volume of options, futures and fixed-income contracts was 428 thousand (Q111: 456 thousand; Q210: 461 thousand). Within NASDAQ OMX Commodities, cleared power contracts during the second quarter of 2011 totaled 378 terawatt hours (“TWh”) (Q111: 446 TWh; Q210: 492 TWh).

Global Listings

•

New listings totaled 53 in the second quarter of 2011 compared with 38 in the first quarter of 2011 and 65 in the second quarter of 2010. New listings for the second quarter of 2011 included 30 initial public offerings, compared with 23 in the first quarter of 2011 and 27 in the second quarter of 2010.

Market Technology

•

Total order intake, which represents the value of orders signed, was $56 million during the second quarter of 2011, compared with $6 million in the first quarter of 2011 and $12 million in the second quarter of 2010. At the end of the second quarter of 2011, total order value, which represents the total contract value of orders signed that are yet

The NASDAQ OMX Group, Inc.	3

to be recognized as revenue, was $483 million, compared with $471 million at the end of the first quarter of 2011 and $453 million at the end of the second quarter of 2010.

Lee Shavel, Chief Financial Officer, said:

“We are very pleased with our results this quarter as they mark another high point in NASDAQ OMX’s track record of growing revenues and profits. This performance put us in a position to take another step in a long stated objective of ours, which is to reduce our outstanding debt obligations. Payments of $120 million this year have contributed to a significant reduction of our debt to EBITDA ratio, which has declined from 2.9x at the end of 2010 to 2.6x currently. Sustained strong cash flow will allow us to continue to deleverage and put us in a position to explore efficient capital allocation alternatives as the year progresses.”

Expense Guidance

Total run rate operating expenses for the full year of 2011 are expected to be in the range of $910 million to $925 million, excluding approximately $40 million in merger related and other infrequent charges.

Financial Review

Revenues

Revenues less transaction rebates, brokerage, clearance and exchange fees (“net exchange revenues”) were $416 million for the second quarter of 2011, an increase of $1 million from the first quarter of 2011 and an increase of $26 million, or 7%, from the second quarter of 2010. Changes in the exchange rates of various currencies as compared to the U.S. dollar had the impact of increasing revenues in the second quarter of 2011 by $6 million when compared to the first quarter of 2011, and by $23 million when compared to the second quarter of 2010.

Market Services

Market Services net exchange revenues were $277 million for the second quarter of 2011, down 1% when compared to the first quarter of 2011 results but up 3% when compared to the second quarter of 2010.

Transaction Services

Net exchange revenues from Transaction Services were $189 million for the second quarter of 2011, a decrease of $6 million, or 3%, when compared to the first quarter of 2011, but an increase of $3 million, or 2%, when compared to the second quarter of 2010.

•

Total net cash equity trading revenues were $59 million for the second quarter of 2011, down $3 million, or 5%, from the first quarter of 2011, and down $17 million, or 22%, from the prior year quarter.

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o	Net U.S. cash equity trading revenues decreased $3 million when compared to the first quarter of 2011. The decline is primarily due to reimbursements made to market makers to compensate them for losses associated with a system maintenance error. Net revenues decreased $18 million when compared to the prior year quarter due primarily to lower industry trading volumes.
o	Included in U.S. cash equity trading revenues in the second quarter of 2011 are $74 million in SEC Section 31 fees, compared with $66 million in the first quarter of 2011 and $81 million in the second quarter of 2010. Corresponding cost of revenues, reflecting the reimbursement of these fees to the SEC, is included in brokerage, clearance and exchange fees.
o	European cash equity trading revenues were equal to results from the first quarter of 2011 and up $1 million, or 5%, from the prior year quarter. The increase when compared to the second quarter of 2010 is primarily due to changes in the exchange rates of various currencies as compared to the U.S. dollar.

•

Total net derivative trading and clearing revenues were $75 million for the second quarter of 2011, down $5 million, or 6%, from the first quarter of 2011 but up $6 million, or 9%, from the prior year quarter.

o	Net U.S. derivative trading and clearing revenues decreased $4 million when compared to the first quarter of 2011 but increased $4 million when compared to second quarter of 2010 net revenues. The decrease when compared to the first quarter of 2011 is primarily due to lower industry trading volumes. The increase when compared to the second quarter of 2010 is driven by higher market share.
o	European derivative trading and clearing revenues decreased $1 million from the first quarter of 2011, but increased $2 million when compared to the second quarter of 2010. When compared to the first quarter of 2011, the decrease in revenue is primarily due to lower derivative trading activity, offset somewhat by the favorable impact of changes in the exchange rates of various currencies as compared to the U.S. dollar. The increase when compared to the second quarter of 2010 is due to higher activity for short-term fixed-income products and to changes in the exchange rates of various currencies as compared to the U.S. dollar, offset somewhat by lower trading activity for index options and futures.

•

Access Services revenues were $55 million for the second quarter of 2011, an increase of $2 million, or 4%, when compared to the first quarter of 2011 and an increase of $14 million, or 34%, when compared to the prior year quarter. The growth in revenues when compared to the first quarter of 2011 is primarily due to increased demand for services. The growth in revenues when compared to the second quarter of 2010 is due to increased demand for services and to the acquisition of FTEN, which was completed in December 2010.

The NASDAQ OMX Group, Inc.	5

Market Data

Market Data revenues were $83 million for the second quarter of 2011, up $2 million, or 2%, when compared to the first quarter of 2011, and up $4 million, or 5%, when compared to the second quarter of 2010.

•

Net U.S. tape plans revenues were $30 million in the second quarter of 2011, up $3 million when compared to revenues in the first quarter of 2011, and equal to revenues in the prior year quarter. The increase in revenues when compared to the first quarter of 2011 is due to increases in trading and quoting market share of U.S equities, as calculated under the SEC-mandated market data revenue quoting and trading formula.

•	U.S. market data products revenues were $32 million in the second quarter of 2011, equal to revenues reported in the first quarter of 2011 and in the prior year quarter.

•

European market data products revenues were $21 million in the second quarter of 2011, a decrease of $1 million, or 5%, when compared to the first quarter of 2011, but an increase of $4 million, or 24%, when compared to the prior year quarter. The decrease when compared to the first quarter of 2011 is primarily due to a reduction in audit revenues in the second quarter of 2011. The increase when compared to the second quarter of 2010 is primarily due to modified fees for market data products and to changes in the exchange rates of various currencies as compared to the U.S. dollar.

Issuer Services

Issuer Services revenues were $93 million for the second quarter of 2011, an increase of $2 million, or 2%, when compared to the first quarter of 2011, and an increase of $7 million, or 8%, when compared to the second quarter of 2010.

Global Listing Services

Global Listing Services revenues were $80 million for the second quarter of 2011, up $2 million, or 3%, when compared to the first quarter of 2011, and up $6 million, or 8%, when compared to the second quarter of 2010. The increase when compared to the first quarter of 2011 is due to higher Corporate Solutions revenues and an increase in European listing revenues. When compared to the prior year period, revenue growth is primarily due to increases in Corporate Solutions revenues, resulting from higher demand for services from listed companies, and increases in European listing revenues.

Global Index Group

Global Index Group revenues were $13 million for the second quarter of 2011, equal to revenues in the first quarter of 2011 and up $1 million, or 8%, when compared to the second quarter of 2010. Higher revenues when compared to the prior year period are primarily due to increases in asset sizes of licensed ETFs as well as additional demand for new licensed ETFs and other financial products.

The NASDAQ OMX Group, Inc.	6

Market Technology

Market Technology revenues were $46 million for the second quarter of 2011, up $3 million, or 7%, from the first quarter of 2011, and up $12 million, or 35%, when compared to the second quarter of 2010. The increase when compared to the first quarter of 2011 is due to higher demand for change requests and support services. Also contributing to the increase are changes in the exchange rates of various currencies as compared to the U.S. dollar. The increase when compared to the second quarter of 2010 is primarily due to the inclusion of revenue associated with SMARTS, which was acquired during the third quarter of 2010. Also contributing to the increase in revenues when compared to the second quarter of 2010 are revenues associated with recently delivered projects and changes in the exchange rates of various currencies as compared to the U.S. dollar.

Operating Expenses

Total non-GAAP operating expenses increased $6 million, or 3%, to $229 million in the second quarter of 2011 from $223 million in the first quarter of 2011, and increased $22 million, or 11%, from $207 million in the prior year quarter. The increase when compared to the first quarter of 2011 is primarily driven by the impact of changes in the exchange rates of various currencies as compared to the U.S. dollar, which had the effect of increasing expenses by $4 million when compared to the first quarter of 2011. Also contributing to the increase when compared to the first quarter of 2011 are higher compensation expenses. When compared to the second quarter of 2010, the increase is primarily due to higher expenses associated with FTEN (acquired in the fourth quarter of 2010), SMARTS (acquired in the third quarter of 2010), and Zoomvision Mamato (acquired in the fourth quarter of 2010). Also contributing to the increase are changes in the exchange rates of various currencies as compared to the U.S. dollar, which had the effect of increasing expenses by $16 million.

Net Interest Expense

Net interest expense was $28 million for the second quarter of 2011, compared with $30 million for the first quarter of 2011 and $24 million for the second quarter of 2010. The decrease in net interest expense when compared to the first quarter of 2011 is due primarily to lower outstanding debt obligations in the second quarter of 2011. The increase in net interest expense when compared to the second quarter of 2010 is due to the issuance of senior bonds in December of 2010 to partially finance the repurchase of shares. Included in total net interest expense for the second quarter of 2011 is $24 million in interest expense, $4 million of non-cash expense associated with the accretion of debt discounts, $2 million in debt issuance amortization expense, and $1 million of other bank-related fees. Interest income for the second quarter of 2011 was $3 million.

Earnings Per Share

On a non-GAAP basis, second quarter 2011 earnings per diluted share were $0.62 as compared to non-GAAP earnings per diluted share of $0.61 in the first quarter of 2011 and

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non-GAAP earnings per diluted share of $0.52 in the prior year quarter. NASDAQ OMX’s weighted average shares outstanding used to calculate diluted earnings per share was 181 million for the first and second quarters of 2011 and 209 million for the second quarter of 2010.

About NASDAQ OMX

The NASDAQ OMX Group, Inc. is the world’s largest exchange company. It delivers trading, exchange technology and public company services across six continents, with more than 3,500 listed companies. NASDAQ OMX offers multiple capital raising solutions to companies around the globe, including its U.S. listings market, NASDAQ OMX Nordic, NASDAQ OMX Baltic, NASDAQ OMX First North, and the U.S. 144A sector. The company offers trading across multiple asset classes including equities, derivatives, debt, commodities, structured products and exchange-traded funds. NASDAQ OMX technology supports the operations of over 70 exchanges, clearing organizations and central securities depositories in more than 50 countries. NASDAQ OMX Nordic and NASDAQ OMX Baltic are not legal entities but describe the common offering from NASDAQ OMX exchanges in Helsinki, Copenhagen, Stockholm, Iceland, Tallinn, Riga, and Vilnius. For more information about NASDAQ OMX, visit http://www.nasdaqomx.com. *Please follow NASDAQ OMX on Facebook (http://www.facebook.com/pages/NASDAQ-OMX/108167527653) and Twitter (http://www.twitter.com/nasdaqomx). NDAQG NDAQF

Non-GAAP Information

In addition to disclosing results determined in accordance with GAAP, NASDAQ OMX also discloses certain non-GAAP results of operations, including net income attributable to NASDAQ OMX, diluted earnings per share, operating income and operating expenses that make certain adjustments or exclude certain charges and gains that are described in the reconciliation table of GAAP to non-GAAP information provided at the end of this release. Management believes that this non-GAAP information provides investors with additional information to assess NASDAQ OMX’s operating performance by making certain adjustments or excluding costs or gains and assists investors in comparing our operating performance to prior periods. Management uses this non-GAAP information, along with GAAP information, in evaluating its historical operating performance.

The non-GAAP information is not prepared in accordance with GAAP and may not be comparable to non-GAAP information used by other companies. The non-GAAP information should not be viewed as a substitute for, or superior to, other data prepared in accordance with GAAP.

Cautionary Note Regarding Forward-Looking Statements

Information set forth in this communication contains forward-looking statements that involve a number of risks and uncertainties. NASDAQ OMX cautions readers that any forward-looking information is not a guarantee of future performance and that actual results could differ materially from those contained in the forward-looking information. Such

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forward-looking statements include, but are not limited to (i) projections about our future financial results, growth, trading volumes, tax benefits and achievement of synergy targets, (ii) statements about the implementation dates and benefits of certain strategic initiatives, (iii) statements about our integrations of our recent acquisitions and (iv) other statements that are not historical facts. Forward-looking statements involve a number of risks, uncertainties or other factors beyond NASDAQ OMX’s control. These factors include, but are not limited to, NASDAQ OMX’s ability to implement its strategic initiatives, economic, political and market conditions and fluctuations, government and industry regulation, interest rate risk, U.S. and global competition, and other factors detailed in NASDAQ OMX’s filings with the U.S. Securities Exchange Commission, including its annual reports on Form 10-K and quarterly reports on Form 10-Q which are available on NASDAQ OMX’s website at http://www.nasdaqomx.com and the SEC’s website at www.sec.gov. NASDAQ OMX undertakes no obligation to publicly update any forward-looking statement, whether as a result of new information, future events or otherwise.

Contact Media Relations:	Contact Investor Relations:

Frank DeMaria +1.212.231.5183	Vincent Palmiere +1.212.401.8742

(tables follow)

(income statement)

(revenue statement)

(balance sheet)

(GAAP reconciliation table)

(key drivers)

The NASDAQ OMX Group, Inc.	9

The NASDAQ OMX Group, Inc.

Consolidated Statements of Income

(in millions, except per share amounts)

(unaudited)

	Three Months Ended
	June 30, 2011	March 31, 2011	June 30, 2010
Revenues:
Market Services	$699	$683	$766

Cost of revenues:
Transaction rebates	(322)	(309)	(384)
Brokerage, clearance and exchange fees	(100)	(93)	(112)

Total cost of revenues	(422)	(402)	(496)

Total Market Services revenues less transaction rebates, brokerage, clearance and exchange fees	277	281	270

Issuer Services	93	91	86
Market Technology	46	43	34

Revenues less transaction rebates, brokerage, clearance and exchange fees	416	415	390

Operating Expenses:
Compensation and benefits	115	112	103
Marketing and advertising	5	5	5
Depreciation and amortization	26	27	25
Professional and contract services	22	21	20
Computer operations and data communications	16	17	14
Occupancy	23	23	21
Regulatory	8	9	9
Merger and strategic initiatives	29	5	1
General, administrative and other	14	13	13

Total operating expenses	258	232	211

Operating income	158	183	179

Interest income	3	2	2
Interest expense	(31)	(32)	(26)
Dividend and investment income (loss)	—	(1)	1
Loss on divestiture of businesses	—	—	(11)
Income from unconsolidated investees, net	1	—	1

Income before income taxes	131	152	146
Income tax provision	40	49	51

Net income	91	103	95

Net loss attributable to noncontrolling interests	1	1	1

Net income attributable to NASDAQ OMX	$92	$104	$96

Basic and diluted earnings per share:
Basic earnings per share	$0.52	$0.59	$0.46

Diluted earnings per share	$0.51	$0.57	$0.46

Weighted-average common shares outstanding for earnings per share:
Basic	177	176	206
Diluted	181	181	209

The NASDAQ OMX Group, Inc.

Revenue Detail

(in millions)

(unaudited)

	Three Months Ended
	June 30, 2011	March 31, 2011	June 30, 2010
MARKET SERVICES
Transaction Services
Cash Equity Trading Revenues:
U.S. cash equity trading	$387	$365	$498

Cost of revenues:
Transaction rebates	(258)	(242)	(336)
Brokerage, clearance and exchange fees	(93)	(84)	(108)

Total U.S. cash equity cost of revenues	(351)	(326)	(444)

Net U.S. cash equity trading revenues	36	39	54
European cash equity trading	23	23	22

Total net cash equity trading revenues	59	62	76

Derivative Trading and Clearing Revenues:
U.S. derivative trading and clearing	115	124	92

Cost of revenues:
Transaction rebates	(64)	(67)	(48)
Brokerage, clearance and exchange fees	(7)	(9)	(4)

Total U.S. derivative trading and clearing cost of revenues	(71)	(76)	(52)

Net U.S. derivative trading and clearing revenues	44	48	40
European derivative trading and clearing	31	32	29

Total net derivative trading and clearing revenues	75	80	69

Access Services Revenues	55	53	41

Total Transaction Services revenues less transaction rebates, brokerage, clearance and exchange fees	189	195	186

Market Data Revenues:
Net U.S. tape plans	30	27	30
U.S. market data products	32	32	32
European market data products	21	22	17

Total Market Data revenues	83	81	79

Broker Services Revenues	4	4	4

Other Market Services Revenues	1	1	1

Total Market Services revenues less transaction rebates, brokerage, clearance and exchange fees	277	281	270

ISSUER SERVICES
Global Listing Services Revenues:
Annual renewal	29	29	28
Listing of additional shares	10	10	10
Initial listing	4	4	5

Total U.S. listing services	43	43	43
European listing services	14	13	12
Corporate Solutions	23	22	19

Total Global Listing Services revenues	80	78	74

Global Index Group Revenues	13	13	12

Total Issuer Services revenues	93	91	86

MARKET TECHNOLOGY
License, support and facility management	30	28	24
Delivery project	6	6	4
Change request, advisory and broker surveillance	10	9	6

Total Market Technology revenues	46	43	34

Total revenues less transaction rebates, brokerage, clearance and exchange fees	$416	$415	$390

The NASDAQ OMX Group, Inc.

Condensed Consolidated Balance Sheets

(in millions)

	June 30,	December 31,
	2011	2010
	(unaudited)
Assets
Current assets:
Cash and cash equivalents	$578	$315
Restricted cash	59	60
Financial investments, at fair value	320	253
Receivables, net	344	298
Deferred tax assets	24	13
Open clearing contracts:
Derivative positions, at fair value	1,417	4,037
Resale agreements, at contract value	3,560	3,441
Other current assets	127	93

Total current assets	6,429	8,510
Non-current restricted cash	105	105
Property and equipment, net	165	164
Non-current deferred tax assets	273	433
Goodwill	5,345	5,127
Intangible assets, net	1,767	1,719
Other non-current assets	133	149

Total assets	$14,217	$16,207

Liabilities
Current liabilities:
Accounts payable and accrued expenses	$180	$142
Section 31 fees payable to SEC	147	82
Accrued personnel costs	88	122
Deferred revenue	202	122
Other current liabilities	158	119
Deferred tax liabilities	27	26
Open clearing contracts:
Derivative positions, at fair value	1,417	4,037
Repurchase agreements, at contract value	3,560	3,441
Current portion of debt obligations	140	140

Total current liabilities	5,919	8,231
Debt obligations	2,069	2,181
Non-current deferred tax liabilities	712	698
Non-current deferred revenue	170	170
Other non-current liabilities	187	198

Total liabilities	9,057	11,478

Commitments and contingencies

Equity
NASDAQ OMX stockholders’ equity:
Common stock	2	2
Additional paid-in capital	3,780	3,780
Common stock in treasury, at cost	(770)	(796)
Accumulated other comprehensive loss	(62)	(272)
Retained earnings	2,200	2,004

Total NASDAQ OMX stockholders’ equity	5,150	4,718
Noncontrolling interests	10	11

Total equity	5,160	4,729

Total liabilities and equity	$14,217	$16,207

The NASDAQ OMX Group, Inc.

Reconciliation of GAAP Net Income, Diluted Earnings Per Share, Operating Income and Operating Expenses

to Non-GAAP Net Income, Diluted Earnings Per Share, Operating Income and Operating Expenses

(in millions, except per share amounts)

(unaudited)

	Three Months Ended
	June 30,	March 31,	June 30,
	2011	2011	2010
GAAP net income attributable to NASDAQ OMX:	$92	$104	$96

Non-GAAP adjustments:

Merger and strategic initiatives	29	5	1
Sublease reserves	—	2	—
Asset retirements	—	1	—
Workforce reductions (acquisition related)	—	—	3
Loss on divestiture of businesses	—	—	11
Other	—	1	1

Total non-GAAP adjustments	29	9	16
Adjustment to the income tax provision to reflect non-GAAP adjustments(1)	(9)	(3)	(7)
Significant tax adjustments, net	—	—	3

Total non-GAAP adjustments, net of tax	20	6	12

Non-GAAP net income attributable to NASDAQ OMX:	$112	$110	$108

GAAP diluted earnings per common share:	$0.51	$0.57	$0.46
Total adj. from non-GAAP net income above	0.11	0.04	0.06

Non-GAAP diluted earnings per common share:	$0.62	$0.61	$0.52

	Three Months Ended
	June 30,	March 31,	June 30,
	2011	2011	2010

GAAP operating income:	$158	$183	$179

Non-GAAP adjustments:

Merger and strategic initiatives	29	5	1
Sublease reserves	—	2	—
Asset retirements	—	1	—
Workforce reductions (acquisition related)	—	—	3
Other	—	1	—

Total non-GAAP adjustments	29	9	4

Non-GAAP operating income	$187	$192	$183

Total revenues less transaction rebates, brokerage, clearance and exchange fees	$416	$415	$390

Non-GAAP operating margin (2)	45%	46%	47%

(1)	We determine the tax effect of each item based on the tax rules in the respective jurisdiction where the transaction occurred.
(2)	Non-GAAP operating margin equals non-GAAP operating income divided by total revenues less transaction rebates, brokerage, clearance and exchange fees.

The NASDAQ OMX Group, Inc.

Reconciliation of GAAP Net Income, Diluted Earnings Per Share, Operating Income and Operating Expenses

to Non-GAAP Net Income, Diluted Earnings Per Share, Operating Income and Operating Expenses

(in millions)

(unaudited)

	Three Months Ended
	June 30,	March 31,	June 30,
	2011	2011	2010

GAAP operating expenses:	$258	$232	$211

Non-GAAP adjustments:

Merger and strategic initiatives	(29)	(5)	(1)
Sublease reserves	—	(2)	—
Asset retirements	—	(1)	—
Workforce reductions (acquisition related)	—	—	(3)
Other	—	(1)	—

Total non-GAAP adjustments	(29)	(9)	(4)

Non-GAAP operating expenses	$229	$223	$207

The NASDAQ OMX Group, Inc.

Quarterly Key Drivers Detail

(unaudited)

	Three Months Ended
	June 30,	March 31,	June 30,
	2011	2011	2010
Market Services
Cash Equity Trading
NASDAQ securities
Average daily share volume (in billions)	2.00	2.05	2.53
Matched market share executed on NASDAQ	28.8%	26.8%	28.8%
Matched market share executed on NASDAQ OMX BX	1.8%	1.4%	3.2%
Matched market share executed on NASDAQ OMX PSX	1.2%	0.9%	0.0%
Market share reported to the FINRA/NASDAQ
Trade Reporting Facility	32.2%	32.7%	39.0%
Total market share (1)	64.0%	61.8%	71.0%

New York Stock Exchange, or NYSE securities
Average daily share volume (in billions)	3.91	4.54	5.96
Matched market share executed on NASDAQ	14.0%	11.8%	14.0%
Matched market share executed on NASDAQ OMX BX	2.1%	2.0%	4.1%
Matched market share executed on NASDAQ OMX PSX	0.8%	0.8%	0.0%
Market share reported to the FINRA/NASDAQ
Trade Reporting Facility	27.8%	29.9%	33.5%
Total market share (1)	44.7%	44.5%	51.6%

NYSE Amex and regional securities
Average daily share volume (in billions)	1.29	1.35	1.84
Matched market share executed on NASDAQ	18.5%	16.8%	21.7%
Matched market share executed on NASDAQ OMX BX	1.9%	1.7%	3.5%
Matched market share executed on NASDAQ OMX PSX	2.0%	1.3%	0.0%
Market share reported to the FINRA/NASDAQ
Trade Reporting Facility	25.5%	27.1%	30.0%
Total market share (1)	47.9%	46.9%	55.2%

Total U.S.-listed securities
Average daily share volume (in billions)	7.19	7.94	10.33
Matched share volume (in billions)	99.7	94.8	147.9
Matched market share executed on NASDAQ	18.9%	16.5%	19.0%
Matched market share executed on NASDAQ OMX BX	2.0%	1.8%	3.8%
Matched market share executed on NASDAQ OMX PSX	1.1%	0.9%	0.0%

NASDAQ OMX Nordic and NASDAQ OMX Baltic Securities
Average daily number of equity trades	320,451	338,534	324,560
Average daily value of shares traded (in billions)	$4.0	$4.1	$3.7

Derivative Trading and Clearing
U.S. Equity Options Contracts
Total industry average daily volume (in millions)	15.8	17.3	15.7
Matched market share:
NASDAQ OMX PHLX	24.3%	23.5%	21.7%
The NASDAQ Options Market	4.6%	5.2%	3.4%

NASDAQ OMX Nordic and NASDAQ OMX Baltic Markets
Average daily volume:
Options, futures and fixed-income contracts	428,041	455,845	460,790
Finnish option contracts traded on Eurex	109,682	177,836	138,493

NASDAQ OMX Commodities
Clearing Turnover:
Power contracts (TWh)(2)	383	454	499
Carbon contracts (1000 tCO2)(2)	12,114	4,036	9,557

Issuer Services
NASDAQ
Initial public offerings	25	22	23
New listings (3)	40	34	59
Number of listed companies (5)	2,724	2,760	2,831

NASDAQ OMX Nordic and NASDAQ OMX Baltic Markets
Initial public offerings	5	1	4
New listings (4)	13	4	6
Number of listed companies (6)	780	773	788

Market Technology
Order intake (in millions)(7)	$56	$6	$12
Total order value (in millions)(8)	$483	$471	$453

(1)	Includes transactions executed on NASDAQ’s, NASDAQ OMX BX’s and NASDAQ OMX PSX’s systems plus trades reported through the FINRA/NASDAQ Trade Reporting Facility.
(2)	Primarily transactions executed on Nord Pool ASA and reported for clearing to NASDAQ OMX Commodities measure by Terawatt hours (TWh) and one thousand metric tons of carbon dioxide (1000 tCO2).
(3)	New listings include IPOs, including those completed on a best efforts basis, issuers that switched from other listing venues, closed-end funds and separately listed ETFs.
(4)	New listings include IPOs and represent companies listed on the exchanges that comprise NASDAQ OMX Nordic and NASDAQ OMX Baltic and companies on the alternative markets, NASDAQ OMX First North.
(5)	Number of listed companies for NASDAQ at period end, including separately listed ETFs.
(6)	Represents companies listed on the exchanges that comprise NASDAQ OMX Nordic and NASDAQ OMX Baltic and companies on the alternative markets, NASDAQ OMX First North, at period end.
(7)	Total contract value of orders signed.
(8)	Represents total contract value of orders signed that are yet to be recognized as revenue.